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                                                                    EXHIBIT 99.1

DYNAMICWEB ENTERPRISES, INC.
1997 STOCK OPTION PLAN

                                TABLE OF CONTENTS
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Article                                                                Page
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Article 1.        PURPOSE OF THE PLAN. . . . . . . . . . . . . . . . . . 1

Article 2.        DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . 1

Article 3.        ADMINISTRATION OF THE PLAN . . . . . . . . . . . . . . 2

Article 4.        COMMON STOCK SUBJECT TO THE PLAN . . . . . . . . . . . 4

Article 5.        STOCK OPTIONS. . . . . . . . . . . . . . . . . . . . . 4

Article 6.        ELIGIBILITY. . . . . . . . . . . . . . . . . . . . . . 6

Article 7.        TERM AND EXERCISE OF OPTIONS . . . . . . . . . . . . . 7

Article 8.        TERMINATION OF EMPLOYMENT . . . . . . . . . . . . . . 12

Article 9.        ADJUSTMENT PROVISIONS. . . . . . . . . . . . . . . . .14

Article 10.       GENERAL PROVISIONS . . . . . . . . . . . . . . . . . .15
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Article 1.        PURPOSE OF THE PLAN

1.1 Purpose - The DynamicWeb Enterprises, Inc. 1997 Stock Option Plan (the "Plan") is intended to provide key employees of DynamicWeb Enterprises Inc. (the "Corporation") and any of its Subsidiaries an opportunity to acquire Common Stock of the Corporation. The Plan is designed to help the corporation attract, retain and motivate key employees to make substantial contributions to the success of the business. Stock options are granted under the Plan based on the Participant's level of responsibility and performance within the Corporation.




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1.2      Stock Options to be Granted - Incentive Stock Options within the meaning of Code Section 422(b) Nonqualified Stock Options may be granted within the limitations of the Plan herein described.


Article 2.        DEFINITIONS

2.1 "Agreement" - The written instrument evidencing the grant of an Option. A Participant may be issued one or more Agreements from time to time reflecting one or more options.

2.2      "Board" - The Board of Directors of the Corporation.

2.3      "Code" - The Internal Revenue Code of 1986, as amended.

2.4 "Committee" - The Committee which the Board appoints to administer the Plan.

2.5 "Common Stock" - The class A common stock of the Corporation ($0.0001 par value) as described in the Corporation's Articles of Incorporation, or such other stock as shall be substituted therefor.

2.6      "Corporation" - Dynamicweb Enterprises, Inc., a New Jersey corporation.

2.7 "Employee" - Any key employee (including officer of the Corporation or a Subsidiary).

2.8      "Exchange Act" - The Securities Exchange Act of 1934, as amended.

2.9 "Incentive Stock Option" - A stock option intended to satisfy the Requirements of Code Section 422(b).

2.10 "Nonqualified Stock Option" - A stock option other than an incentive stock option.

2.11 "Optionee" - A Participant who is awarded a Stock Option pursuant to the provisions of the Plan.

2.12 "Participant" - An Employee selected by the Committee to receive a grant of an Option under the Plan.

2.13     "Plan" - The DynamicWeb Enterprises, Inc. 1997 Stock Option Plan.

2.14 "Retirement" - The voluntary termination of employment upon or following the attainment of age sixty-five.

2.15     "Securities Act" - The Securities Act of 1933, as amended.

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2.16     "Stock Option" or "Option" - An award of a right to purchase Common
         Stock pursuant to the provisions of the Plan.

2.17 "Subsidiary" - A subsidiary corporation as defined in Code Section 424(f) that is a subsidiary of the Corporation.


Article 3. ADMINISTRATION OF THE PLAN

3.1 The Committee - The Plan shall be administered by a committee of the Board (the "Committee") composed of two or more members of the Board, all of whom are "outside directors" within the meaning of Code Section 162(m). The Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board.

3.2      Powers of the Committee -

         (a) The Committee shall be vested with full authority to make such rules and regulations as it deems necessary or desirable to administer the Plan and to interpret the provisions of the Plan, unless otherwise determined by a majority of the disinterested members of the Board. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all optionees and any person claiming under or through an Optionee, unless otherwise determined by a majority of the disinterested members of the Board.

         (b) Subject to the terms, provisions and conditions of the Plan and subject to review and approval by a majority of the disinterested members of the Board, the Committee shall have exclusive jurisdiction to:

             (i) determine and select, based upon the recommendation of the Corporation's Chief Executive Officer (except as to himself), the key Employees to be granted Options (it being understood that more than one Option may be granted to the same person);

             (ii)  determine the number of shares subject to each option;

             (iii) determine the date or dates when the Options will be granted;

             (iv) determine the purchase price of the shares subject to each Option in accordance with Article 5 of the Plan;

             (v) determine the date or dates when each Option may be exercised within the term of the Option specified pursuant to Article 7 of the Plan;

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             (vi)  determine whether or not an option constitutes an Incentive
                   Stock Option; and

             (vii) prescribe the form, which shall be consistent with the Plan, of the Agreement evidencing any options, granted under the Plan.

3.3 Terms - The grant of an Option under the Plan shall be evidenced by an Agreement and may include any terms and conditions consistent with this Plan, as the Committee may determine.

3.4 Liability - No member of the Board or the Committee shall be liable for any action or determination made in good faith by the Board or the Committee with respect to this Plan or any Options granted under this Plan.

Article 4. COMMON STOCK SUBJECT TO THE PLAN

4.1 Common Stock Authorized - The aggregate number of shares of Common Stock for which Options may be granted under the Plan shall not exceed 834,764 shares. The limitation established by the preceding sentence shall be subject to adjustment as provided in Article 9 of the Plan.

4.2 Shares Available - The Common Stock to be issued upon exercise of options granted under the Plan shall be the Corporation's Common Stock which shall be made available at the discretion of the Board, either from authorized but unissued Common Stock or from Common stock acquired by the corporation, including shares purchased in the open market. In the event that any outstanding Option under the Plan for any reason expires or is terminated, the shares of Common Stock allocable to the unexercised portion of such Option may thereafter be regranted subject to option under the Plan.

Article 5. STOCK OPTIONS

5.1 Exercise Price - The exercise price of Common Stock shall be, in the case of an Incentive Stock Option, 100 percent of the fair market value of one share of Common Stock on the date the Option is granted, except that the purchase price per share shall be 110 percent of such fair market value in the case of an Incentive Stock Option granted to any individual described in Section 6.2 of the Plan. The exercise price of Common Stock shall be, in the case of a Nonqualified Stock option, such dollar amount as may be specified by the Committee. The exercise price shall be subject to adjustment as provided in Article 9 of the Plan.

5.2 Limitation on Incentive Stock Options - The aggregate fair market value (determined as of the date an option is granted) of the stock with respect to which incentive Stock Options are exercisable for the first time by any individual in any calendar year (under the

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         Plan and all other plans maintained by the Corporation and
         Subsidiaries) shall not exceed $100,000.

5.3      Determination of Fair Market Value -

         (a) During such time as Common Stock is not listed on an established stock exchange or, exchanges but is listed in the NASDAQ National Market System, the fair market value per share shall be the closing sale price for the Common Stock on the day the Option is granted. If no sale of Common Stock has occurred on that day, the fair market value shall be determined by reference to such price for the next preceding day on which a sale occurred.

         (b) During such time as the Common Stock is not listed on an established stock exchange or in the NASDAQ National Market System, fair market value per share shall be the mean between the closing dealer "bid" and "asked" prices for the Common Stock for the day of the grant, and if no "bid" and "asked" prices are quoted for the day of the grant, the fair market value shall be determined by reference to such prices on the next preceding day on which such prices were quoted.

         (c) If the Common Stock is listed on an established stock exchange, the fair market value shall be deemed to be the closing price of Common Stock on such stock exchange on the day the Option is granted or, if no sale of Common Stock has been made on such stock exchange on that day, the fair market value shall be determined by reference to such price for the next preceding day on which a sale occurred.

         (d) In the event that the Common Stock is not traded on an established stock exchange or in the NASDAQ National Market System, and no closing dealer "bid" and "asked" prices are available on the date of a grant, then fair market value will be the price established by the Committee in good faith.

5.4 Limitation on Grants - Grants to any Employee under this Plan shall not exceed in the aggregate 250,000 Options during any period of 12 consecutive months. Such limitation shall be subject to adjustment in the manner described in Article 9 and by giving effect to any adjustment in other Options granted during the relevant 12-month period.

5.5 Transferability of Options - Unless otherwise designated by the Committee to the contrary, each Option granted under the Plan shall by its terms be non-transferable by the Optionee (except by will or the laws of descent and distribution) and each Option shall be exercisable during the optionee's lifetime only by the Optionee, his guardian or legal representative or by such other means as the Committee may approve from time to time that is not inconsistent with or contrary to the provisions of either Section 16(b) of the Exchange Act or Rule 16b-3, as either may be amended from time to time, or any law, rule, regulation or other provision that may hereafter replace such Rule. An Optionee

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         may also designate a beneficiary to exercise his or her options after the Optionee's death. The Committee may amend outstanding Options to provide for transfer, without payment of consideration, to immediate family members of the Optionee or to trusts or partnerships for such family members.

Article 6. ELIGIBILITY

6.1 Participation - Options shall be granted only to persons who are considered key Employees, as determined by the Committee, based upon the recommendation of the Chief Executive Officer (except as to himself) and ratified by a majority of the disinterested members of the Board.

6.2 Incentive Stock Option Eligibility - Notwithstanding any other provision of the Plan, an individual who owns more than 10 percent of the total combined voting power of all classes of outstanding stock of the Corporation or of a Subsidiary shall not be eligible for the grant of an Incentive Stock Option, unless the special requirements set forth in Sections 5.1 and 7.1 of the Plan are satisfied. For purposes of this
         Section 6.2, in determining stock ownership, an individual shall be considered as owning the stock owned, directly or indirectly, by or for his brothers and sisters (whether by the whole or half blood), spouse, ancestors and lineal descendants. Stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be considered as being owned proportionately by or for its shareholders, partners or beneficiaries. "Outstanding stock" shall include all stock actually issued and outstanding immediately before the grant of the Option. "Outstanding stock" shall not include shares authorized for issue under outstanding Options held by the Optionee or by any other person.

Article 7. TERM AND EXERCISE OF OPTIONS

7.1      Termination -

         (a) Each option granted under the Plan shall terminate on the date determined by the Committee and approved by a majority of the disinterested members of the Board, and specified in the Agreement; provided, however, that (i) each intended Incentive Stock Option granted to an individual described in Section 6.2 of the Plan shall terminate not later than five years after the date of the grant,
             (ii) each other intended Incentive Stock Option shall terminate not later than ten years after the date of grant, and (iii) each Option granted under the Plan which is intended to be a Nonqualified Stock Option shall terminate not later than ten years and one month after the date of grant. Except as otherwise provided in Section 8.4, each Option granted under the Plan shall become exercisable only after the earlier of the date on which (i) the Optionee has completed one year of continuous employment with the Corporation or a Subsidiary immediately following the date of the grant of the Option or (ii) a Change in Control occurs. The Committee at

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             its discretion may provide further limitations on the
             exercisability of Options granted under the Plan. An Option may be exercised only during the continuance of the Optionee's employment, except as provided in Article 8.

         (b) For purposes of Section 7.1(a), a "Change in Control" shall be deemed to have occurred upon the happening of any of the following:

             (i) any "Person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act (except for (1) the Corporation or any Subsidiary, or (2) any of the Corporation's employee benefit plans (or any trust forming a part thereof) (the "Benefit Plan(s)")) is or becomes the beneficial owner, directly or indirectly, of the Corporation's securities representing 19.9% or more of the combined voting power of the Corporation's then outstanding securities, other than pursuant to an excepted transaction described in Clause (iii) below;

             (ii) a binding written agreement is executed (and, if legally required, approved by the Corporation's shareholders) providing for a sale, exchange, transfer or other disposition of substantially all of the assets of the Corporation to another entity, except to an entity controlled directly or indirectly by the Corporation;

             (iii) the shareholders of the Corporation approve a merger, consolidation, share exchange, division or other reorganization of or relating to the Corporation, unless:

                   (A) the shareholders of the Corporation immediately before such merger, consolidation, share exchange, division or reorganization, own, directly or indirectly immediately following such merger, consolidation, share exchange, division or reorganization at least 66-2/3% of the combined voting power of the outstanding voting securities of the Corporation resulting from such merger, consolidation, share exchange, division or reorganization (the "Surviving Corporation,") in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation, share exchange, division or reorganization; and

                   (B) the individuals who, immediately before such merger,
                       consolidation, share exchange, division or reorganization, are members of the Board (the "Incumbent Board"), continue to constitute at least 66-2/3% of the Board of Directors of the Surviving Corporation; provided, however, that if the election, or nomination for election by the Corporation's shareholders of any new director was approved by a vote of at least 66-2/3% of the

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                       Incumbent Board, such new director shall, for the
                       purposes hereof, be considered a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange
                       Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; and

                   (C) no Person (except (1) the Corporation or any Subsidiary,
                       (2) any Benefit Plan, (3) the Surviving Corporation or any subsidiary of the surviving Corporation, or (4) any Person who immediately prior to such merger, consolidation, share exchange, division or reorganization had beneficial ownership of 19.9% or more of the then outstanding voting securities of the Corporation) has beneficial ownership of 19.9% or more of the combined voting power of the Surviving Corporation's then outstanding voting securities immediately following such merger, consolidation, share exchange, division or reorganization;

             (iv) a plan of liquidation or dissolution of the Corporation, other than pursuant to bankruptcy or insolvency laws, is adopted; or

             (v) during any period of two consecutive years, individuals, who at the beginning of such period, constituted the Board cease for any reason to constitute at least a majority of the Board, unless the election, or the nomination for election by the Corporation's shareholders, of each new director was approved by a vote of at least 66-2/3% of the directors then still in office who were directors at the beginning of the period; provided, however, that no individual shall be considered a member of the Board at the beginning of such period if such individual initially assumed office as a result of either an actual or threatened Election Contest or Proxy Contest, including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

         Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred if a Person becomes the beneficial owner, directly or indirectly, of securities representing 19.9% or more of the combined voting power of the Corporation's then outstanding securities solely as a result of an acquisition by the Corporation of its voting securities which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person; provided, however, that if a Person becomes a beneficial owner of 19.9% or more of the combined voting power of the Corporation's then outstanding securities by reason of share repurchases by the Corporation and thereafter becomes the beneficial owner, directly or

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indirectly, of any additional voting securities of the Corporation (other than pursuant to a stock split, stock dividend or similar transaction), then a Change in Control shall be deemed to have occurred with respect to such Person under Clause (i).

7.2      Exercise

         (a) A person electing to exercise an Option shall give written notice to the Corporation of such election and of the number of shares he has elected to purchase, in such form as the committee shall have prescribed or approved, and shall at the time of exercise tender the full purchase price of the shares he has elected to purchase. The purchase price shall be paid in full, in cash, upon the exercise of the option; provided, however, that in lieu of cash, with the approval of the Committee at or prior to exercise, an optionee may exercise his Option by tendering to the Corporation shares of Common Stock owned by him and having a fair market value equal to the cash exercise price applicable to his option (with the fair market value of such stock to be determined in the manner provided in Section 5.3 hereof) or by delivering such combination of cash and such shares as the Committee in its sole discretion may approve. Notwithstanding the foregoing, Common Stock acquired pursuant to, the exercise of an incentive Stock Option may not be tendered as payment unless the holding period requirements of Code
             Section 422(a)(1) have been satisfied.

         (b) A person holding more than one Option at any relevant time may, in accordance with the provisions of the Plan, elect to exercise such Options in any order.

         (c) In addition, at the request of the Participant and to the extent permitted by applicable law, the Corporation may, in its sole discretion, selectively approve arrangements with a brokerage firm under which such brokerage firm, on behalf of the Participant, shall pay to the Corporation the exercise price of the Options being exercised, and the Corporation, pursuant to an irrevocable notice from the Participant, shall promptly deliver the shares being purchased to such firm.

Article 8. TERMINATION OF EMPLOYMENT

8.1 Retirement - In the event of Retirement, an Option shall lapse at the earlier of the expiration of the term of the Option or:

         (a) In the case of an Incentive Stock Option, three months from the date of Retirement; and

         (b) in the case of Options other than Incentive Stock Options, up to 24 months, at the discretion of the Committee, from the date of Retirement.

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8.2      Death or Disability - In the event of termination of employment due to death or disability (as defined in Code Section 72(m)), the Option shall lapse at the earlier of the expiration of the term of the Option or one year after termination due to any such cause.

8.3      Other Termination - Except as otherwise provided in Sections 8.4(a) and
         (c), in the event termination of employment for any reason other than is described in Section 8.1 or 8.2, all options shall lapse as of the date of termination.

8.4      Special Termination Provision -

         (a) Notwithstanding anything herein to the contrary, the Committee may, in its discretion and subject to the approval of a majority of the disinterested members of the Board, waive the one-year continuous employment requirement set forth in Section 7.1(a) and permit the exercise of an Option held by an Employee whose employment has terminated prior to the satisfaction of such requirement. Any such waiver may be made with retroactive effect provided it is made within 60 days following the Optionee's termination of employment.

         (b) In the event the Committee waives the continuous service requirement with respect to an Option and the circumstance of the Employee's termination is described in Section 8.1 or 8.2, the Option will lapse as otherwise provided in the relevant section.

         (c) Notwithstanding anything herein to the contrary, the Committee may, in its discretion, waive the lapse provisions of Section 8.3 and permit the exercise of an Option until a date which is the earlier of the expiration of the term of such Option or:

             (i) in the case of an Incentive Stock Option, three months from the date of termination of employment; and

             (ii) in the case of options other than Incentive Stock options, up to 24 months from the date of termination.


Article 9. ADJUSTMENT PROVISIONS

9.1      Share Adjustments -

         (a) In the event that the shares of Common Stock of the Corporation, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Corporation or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares or otherwise) or if the number of such shares of stock shall be increased through the payment of a stock dividend, then, subject to

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             the provisions of Subsection (c) below, there shall be substituted for or added to each share of Common Stock of the Corporation which was theretofore appropriated, or which thereafter may become subject to an Option under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of the Common Stock of the Corporation shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled as the case may be outstanding, Options shall also be appropriately amended as to price and other terms, as may be necessary to reflect the foregoing events.

         (b) If there shall be any other change in the number or kind of the outstanding Shares of the Common Stock of the Corporation, or of any stock or other securities in which such Common Stock shall have been changed, or for which it shall have been exchanged, and if a majority of the disinterested members of the Board shall, in its sole discretion, determine that such change equitably requires an adjustment in any option which was theretofore granted or which may thereafter be granted under the Plan, then such adjustment shall be made in accordance with such determination.

         (c) The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge, to consolidate, to dissolve, to liquidate or to sell or transfer all or any part of its business or assets.

9.2 Corporate Changes - A dissolution or liquidation of the Corporation, or a merger or consolidation in which the Corporation is not the surviving Corporation, shall cause each outstanding Option to terminate, except to the extent that another corporation may and does in the transaction assume and continue the option or substitute its own options.

9.3 Fractional Shares - Fractional shares resulting from any adjustment in Options pursuant to this Article 9 may be settled as a majority of the disinterested members of the Board or the Committee (as the case may be) shall determine.

9.4 Binding Determination - To the extent that the foregoing adjustments relate to stock or securities of the Corporation, such adjustments shall be made by a majority of the disinterested members of the Board, whose determination in that respect shall be final, binding and conclusive. Notice of any adjustment shall be given by the corporation to each holder of an Option which shall have been adjusted.

Article 10. GENERAL PROVISIONS

10.1 Effective Date - The Plan shall become effective upon its adoption by the Board, provided that any grant of an Option is subject to the approval of the Plan by the shareholders of the Corporation within 12 months of adoption by the Board.

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10.2     Termination of the Plan - Unless previously terminated by the Board of
         Directors, the Plan, shall terminate on, and no Options shall be granted after, the tenth anniversary of its adoption by the Board.

10.3     Limitation on Termination, Amendment or Modification

         (a) The Board may at any time terminate, amend, modify or suspend the Plan, provided that without the approval of the stockholders of the Corporation no amendment or modification shall be made by the Board which:

             (i) increases the maximum number of shares of Common Stock as to which options may be granted under the Plan;

             (ii)  changes the class of eligible Employees; or

             (iii) otherwise requires the approval of shareholders under applicable tax, securities or other law.

         (b) No amendment, modification, suspension or termination of the Plan shall in any manner affect any Option theretofore granted under the Plan without the consent of the Optionee or any person validly claiming under or through the Optionee.

10.4 No Right to Employment - Neither anything contained in the Plan or in any instrument under the Plan nor the grant of any option hereunder shall confer upon any Optionee any right to continue in the employ of the Corporation or of any Subsidiary or limit in any respect the right of the Corporation or of any subsidiary to terminate the Optionee's employment at any time and for any reason.

10.5 Withholding Taxes - The Corporation will require that an Optionee, as a condition of the exercise of an Option, or any other person or entity receiving Common Stock upon exercise of an Option, pay or reimburse any taxes which the Corporation is required to withhold in connection with the exercise of the Option.

10.6     Listing and Registration of Shares -

         (a) No Option granted pursuant to the Plan shall be exercisable in whole or in part if at any time a majority of the disinterested members of the Board shall determine in its discretion that the listing, registration or qualification of the shares of Common Stock subject to such Option on any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Option or the issue of shares thereunder, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to a majority of the disinterested members of the Board.

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         (b) If a registration statement under the Securities Act with respect to the shares issuable upon exercise of any Option granted under the Plan is not in effect at the time of exercise, as a condition of the issuance of the shares, the person exercising such Option shall give the Committee a written statement, satisfactory in form and substance to the Committee, that he is acquiring the shares for his own account for investment and not with a view to their distribution. The Corporation may place upon any stock Certificate for shares issuable upon exercise of such Option the following legend or such other legend as the Committee may prescribe to prevent disposition of the shares in violation of the Securities Act or other applicable law;

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 ("ACT"). AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR OFFERED FOP, SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO THEM UNDER THE ACT OR A WRITTEN OPINION OF COUNSEL FOR THE CORPORATION THAT REGISTRATION IS NOT REQUIRED."

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